Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2014, in the Registration Statement (Form S-1) and related Prospectus of Akebia Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Cincinnati, Ohio

February 14, 2014